Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
SECOND QUARTER SALES AND NET INCOME

Burlington, NJ - January 8, 2004 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its net income and sales for the second quarter ended November 29, 2003.

For the three months ended November 29, 2003, net income was $27.1 million or $.61 per share. This compares with net income of $41.6 million or $.93 per share for the corresponding period ended November 30, 2002.

Sales for the three months ended November 29, 2003 were $789.6 million compared with sales of $782.8 million during the corresponding period ended November 30, 2002. Comparative store sales for the quarter decreased 5.9%. Total sales for the comparative quarter increased 0.9%.

For the six months ended November 29, 2003, net income was $10.1 million or $.23 per share. This compares with net income of $25.5 million or $.57 per share for the corresponding period ended November 30, 2002.

Sales for the six months ended November 29, 2003 were $1,319.3 million compared with sales of $1,288.9 million during the corresponding period ended November 30, 2002. Comparative store sales for the six months decreased 4.1%. Total sales for the comparative six months increased 2.4%.

During the six months ended November 29, 2003, the Company opened thirteen Burlington Coat Factory stores and two free standing MJM Designer Shoe stores. An additional three Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Three store locations, previously operated as Decelle stores, were converted to Burlington Coat Factory stores. The Company expects to open an additional six Burlington Coat Factory stores and three MJM Designer Shoe stores during the remainder of the current fiscal year. In addition, two locations previously operated as Decelle stores are expected to be converted to Cohoes Fashions stores.

Burlington Coat Factory operates 344 stores in 42 states principally under the name "Burlington Coat Factory".

The Company will be holding a conference call regarding the second quarter results at 10:00 EDT on Friday, January 9, 2004. To listen to the call, visit the Company's site at www.coat.com.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors the may be described in the company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	SIX MONTHS ENDED
	November 29, 2003		November 30, 2002
REVENUES:

Net Sales	$1,319,250	100.00%	$1,288,881	100.00%
Other Income	13,007	0.99%	14,225	1.10%

	1,332,257	100.99%	1,303,106	101.10%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	825,482	62.57%	801,172	62.16%
Selling and Administrative Expenses	448,987	34.03%	426,112	33.06%
Depreciation	38,914	2.95%	33,725	2.62%
Interest Expense	2,468	0.19%	1,063	0.08%

	1,315,851	99.74%	1,262,072	97.92%

Income Before Provision for Income Taxes	16,406	1.24%	41,034	3.18%
Provision for Income Taxes	6,350	0.48%	15,516	1.20%

Net Income	$ 10,056	0.76%	$ 25,518	1.98%

Net Unrealized Loss on Non- Marketable Securities, Net of Tax	-		-

Total Comprehensive Income	$ 10,056		$ 25,518

Basic and Diluted Earnings Per Share:
Basic and Diluted Net Income Per Share	$ 0.23		$ 0.57
Basic Weighted Average Shares Outstanding	44,555,166		44,485,076
Diluted Weighted Average Shares Outstanding	44,644,431		44,572,629
Dividends Per Share	$ 0.03		$ 0.02

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	THREE MONTHS ENDED
	November 29, 2003		November 30, 2002
REVENUES:

Net Sales	$789,608	100.00%	$782,777	100.00%
Other Income	7,185	0.91%	8,014	1.02%

	796,793	100.91%	790,791	101.02%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	488,905	61.92%	475,354	60.73%
Selling and Administrative Expenses	241,877	30.63%	230,176	29.41%
Depreciation	20,077	2.54%	17,785	2.27%
Interest Expense	1,686	0.21%	613	0.08%

	752,545	95.31%	723,928	92.48%

Income Before Provision for Income Taxes	44,248	5.60%	66,863	8.54%
Provision for Income Taxes	17,125	2.17%	25,282	3.23%

Net Income	$ 27,123	3.43%	$ 41,581	5.31%

Net Unrealized Loss on Non- Marketable Securities, Net of Tax	(2)		-

Total Comprehensive Income	$ 27,121		$ 41,581

Basic and Diluted Earnings Per Share:
Basic and Diluted Net Income Per Share	$ 0.61		$ 0.93
Basic Weighted Average Shares Outstanding	44,562,907		44,487,465
Diluted Weighted Average Shares Outstanding	44,662,796		44,573,452
Dividends Per Share	$ -		$ 0.02